                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   Form 8-K

                                CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 2, 1995
                                                 ---------------

                       United States Filter Corporation
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


         Delaware                   1-10728                     33-0266015
------------------------        ---------------          -----------------------
     (State of other              (Commission                (IRS Employer
jurisdiction of incorporation)    File Number)            Identification No.)


73-710 Fred Waring Drive, Suite 222, Palm Desert, California     92260
--------------------------------------------------------------------------------
         (Address of principal executive offices)               Zip Code

Registrant's telephone number, including area code (619) 340-0098
                                                   --------------

Item 2.   Acquisition of Assets

     On October 2, 1995 United States Filter Corporation (the "Company") completed the acquisition of all of the outstanding capital stock of Polymetrics, Inc. ("Polymetrics") from Anjou International Company ("Anjou") pursuant to a stock purchase agreement dated August 30, 1995, as amended. The acquisition was effective as of October 1, 1995.

     The purchase price for Polymetrics was US$58.1 million, subject to a post-closing purchase price adjustment (the "Purchase Price"). The Purchase Price was paid by delivery of US$48.0 million in cash, retention by Anjou of a US$2.0 million cash deposit made by the Company on June 27, 1995, and delivery of 371,229 shares of the Company's common stock (the "Company Shares") valued at US$8.1 million. The Company Shares were valued for this purpose at US$21.81944 per share. The Company agreed to establish a shelf registration for the Company Shares after closing. This agreement to register the Company Shares and other restrictions relating to the Company Shares are contained in a Transfer and Registration Rights Agreement that was executed by the parties at the closing. The Company also guaranteed the price at which Anjou could sell the Company Shares for approximately six months after the closing. This guarantee and other terms relating to the disposition of the Company Shares was set forth in a Share Disposition Agreement that was executed by the parties at the closing.

     The acquisition by the Company of Polymetrics has been accounted for by the Company as a purchase.

     Polymetrics is a leader in the design, manufacture, installation and service of water treatment systems for the electronics, pharmaceutical, laboratory, power generation and cogeneration industries. Polymetrics operates more than 30 large mobile demineralizer trailers on the east and west coasts of the United States and manages water treatment systems at various customer locations. Polymetrics has 14 sales and service offices, which service approximately 4,000 customers.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

          (a) Financial Statements of Business acquired:

          Report of Independent Auditors;

          Consolidated Balance Sheets as of December 31, 1994 and June 30, 1995 (unaudited);

          Consolidated Statements of Operations for the year ended December 31, 1994 and the six months ended June 30, 1995 (unaudited);

          Consolidated Statement of Stockholder's Equity for the year ended December 31, 1994;

          Consolidated Statement of Cash Flows for the year ended December 31, 1994; and

          Notes to Consolidated Financial Statements.

          (b) Pro Forma Financial Information:

          Pro Forma combined balance sheet, statements of operations and notes thereto.

          (c) Exhibits

          1.0 Stock Purchase Agreement dated August 30, 1995, by and between United States Filter Corporation, Anjou International Company, and Polymetrics, Inc.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       UNITED STATES FILTER CORPORATION


                                       By:
                                          _____________________________________
                                           Kevin L. Spence
                                           Vice President

Date:  October 6, 1995

                      POLYMETRICS, INC. AND SUBSIDIARIES

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Polymetrics, Inc.:

  We have audited the accompanying consolidated balance sheet of Polymetrics, Inc. and subsidiaries (the Company) as of December 31, 1994, and the related consolidated statements of operations, stockholder's equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Polymetrics, Inc., and subsidiaries as of December 31, 1994, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

San Francisco, California
August 11, 1995

                       POLYMETRICS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE)

                                                           DECEMBER   JUNE 30,
                                                           31, 1994     1995
                                                           --------  -----------
                                                                     (UNAUDITED)
                          ASSETS
Current assets:
  Cash.................................................... $ 1,876     $   538
  Accounts receivable, less allowance for doubtful
   accounts of $200 at December 31, 1994..................   6,897       9,524
  Costs in excess of billing..............................   1,727       2,348
  Inventories.............................................   3,860       4,187
  Prepaid expenses and other current assets...............     371       1,536
  Deferred income taxes...................................   1,147       1,250
                                                           -------     -------
    Total current assets..................................  15,878      19,383
Property and equipment, net...............................  14,945      15,393
Other assets:
  Goodwill, net of accumulated amortization of $5,790 at
   December 31, 1994......................................   3,101       2,876
  Intangible assets, net of accumulated amortization of
   $889 at December 31, 1994..............................     412         310
  Other assets............................................      16         --
                                                           -------     -------
                                                           $34,352     $37,962
                                                           =======     =======
           LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable........................................ $ 2,785     $ 5,264
  Accrued liabilities.....................................   3,901       3,933
  Deferred revenue........................................     419         277
  Income taxes payable....................................     181         465
  Due to parent...........................................     283         942
                                                           -------     -------
    Total current liabilities.............................   7,569      10,881
Advance from parent.......................................  14,695      14,695
Other liabilities.........................................     140         166
Deferred income taxes.....................................   1,101       1,221
                                                           -------     -------
    Total liabilities.....................................  23,505      26,963
                                                           -------     -------
Stockholder's equity:
  Common stock, $1 par value; 200,000 shares authorized,
   issued, and outstanding at December 31, 1994...........     200         200
Additional paid-in capital................................  14,774      14,774
Accumulated deficit.......................................  (4,127)     (3,975)
                                                           -------     -------
    Total stockholder's equity............................  10,847      10,999
Commitments and contingencies.............................
Subsequent event..........................................
                                                           -------     -------
                                                           $34,352     $37,962
                                                           =======     =======

          See accompanying notes to consolidated financial statements.

                       POLYMETRICS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                    SIX MONTHS
                                                        YEAR ENDED     ENDED
                                                       DECEMBER 31,  JUNE 30,
                                                           1994        1995
                                                       ------------ -----------
                                                                    (UNAUDITED)
Revenues:
  Equipment sales and system installation projects....   $17,469      $14,676
  Operating, maintenance, and rental..................    23,265       12,681
                                                         -------      -------
                                                          40,734       27,357
Cost of revenue:
  Cost of equipment sales and system installation
   projects...........................................    13,810       11,966
  Cost of operating, maintenance, and rental..........    11,895        6,950
                                                         -------      -------
    Gross profit......................................    15,029        8,441
Selling, general, and administrative expenses.........    14,461        7,308
                                                         -------      -------
    Operating income..................................       568        1,133
Interest expense, net.................................     1,068          658
                                                         -------      -------
    Income (loss) before income taxes.................      (500)         475
Income tax benefit (expense)..........................        10         (323)
                                                         -------      -------
    Net (loss) income.................................   $  (490)     $   152
                                                         =======      =======


          See accompanying notes to consolidated financial statements.

                       POLYMETRICS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                          YEAR ENDED DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)

                             COMMON STOCK  ADDITIONAL                 TOTAL
                            --------------  PAID-IN   ACCUMULATED STOCKHOLDER'S
                            SHARES  AMOUNT  CAPITAL     DEFICIT      EQUITY
                            ------- ------ ---------- ----------- -------------
Balances, December 31,
 1993...................... 200,000  $200    14,774     (3,637)      11,337
Net loss...................     --    --        --        (490)        (490)
                            -------  ----    ------     ------       ------
Balances, December 31,
 1994...................... 200,000  $200    14,774     (4,127)      10,847
                            =======  ====    ======     ======       ======

          See accompanying notes to consolidated financial statements.

                       POLYMETRICS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)

Cash flows from operating activities:
 Net loss.............................................................. $ (490)
  Adjustments to reconcile net loss to net cash provided by operating activities:
   Depreciation and amortization.......................................  4,548
   Changes in operating assets and liabilities:
    Accounts receivables net........................................... (1,153)
    Costs in excess of billings........................................ (1,727)
    Inventories........................................................    400
    Prepaid expenses and other current assets..........................   (131)
    Other assets.......................................................    (16)
    Accounts payable...................................................    788
    Accrued liabilities................................................    421
    Deferred revenue...................................................    955
    Due to parent......................................................    283
    Deferred income taxes..............................................    300
    Other liabilities..................................................    (30)
                                                                        ------
     Net cash provided by operating activities.........................  4,148
Cash flows used in investing activities--purchases of property and equipment............................................................. (2,410)
                                                                        ------
Net increase in cash...................................................  1,738
Cash at beginning of year..............................................    138
                                                                        ------
Cash at end of year.................................................... $1,876
                                                                        ======
Supplemental disclosures of cash flow information:
 Cash paid during the year:
  Interest............................................................. $  500
                                                                        ======
  Income taxes......................................................... $   31
                                                                        ======

          See accompanying notes to consolidated financial statements.

                      POLYMETRICS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1994

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Polymetrics, Inc. ("Polymetrics" or "the Company") was incorporated on December 5, 1979. The Company develops, designs, and manufactures industrial water treatment products for commercial applications and provides related services under short-term contracts. The Company is a wholly owned subsidiary of Anjou International Company (Anjou), a Delaware corporation, which is an indirect wholly owned subsidiary of Compagnie Generale des Eaux.

 Basis of Accounting

  The Company's accounts reflect the pushdown basis of accounting resulting from the purchase of Polymetrics by Anjou in 1981. The difference between the purchase price paid and the historical basis of the assets and liabilities acquired has been assigned primarily to intangible assets, including goodwill.

  The acquisition of the assets and liabilities of Aqua Media in 1991 was also accounted for as a purchase by the Company. The difference between the historical basis in the assets and liabilities acquired and the purchase price paid was assigned primarily to goodwill.

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company as well as those of PolyOzone, Inc. and Polymetrics International Corporation, Inc. All intercompany accounts and transactions have been eliminated.

 Revenue Recognition

  The Company's revenues are derived primarily from custom and standard equipment sales, system installations, and operating and maintenance contracts. Revenues from short-term equipment and system installation contracts are recognized upon shipment or later, upon installation, if performed by the Company. Revenues from significant long-term custom equipment and system installation contracts are recognized as costs are incurred under the percentage of completion method. Revisions in cost and profit estimates during the course of the work are reflected in the accounting period in which the facts which require the revision become known. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss on the contract is accrued.

  Maintenance revenue is recognized ratably over the term of the contract.

 Costs in Excess of Billings

  Costs in excess of billings represent the difference between billings and revenues recognized on contracts accounted for under the percentage of completion accounting method.

 Concentration of Credit

  The Company sells products and services to customers in diversified industries and geographic regions and, therefore, has no significant concentrations of credit.

 Inventories

  Inventories, which consist principally of water filtration equipment components and spare parts, are stated at the lower of cost (first-in, first-out method) or market. Systems to be installed are considered work in process

                      POLYMETRICS, INC. AND SUBSIDIARIES

(WIP) until the completion of installation at the customer site. WIP and finished goods include material, labor, and assembly overhead. Year-end inventories consisted of the following as of December 31, 1994 (in thousands):

   Purchase materials.................................................... $2,086
   Work in process.......................................................  1,320
   Finished goods........................................................    454
                                                                          ------
                                                                          $3,860
                                                                          ======

 Property and Equipment

  Property and equipment additions are recorded at cost. Depreciation and amortization of property and equipment are provided using the straight-line method over estimated useful lives ranging from 3 to 30 years.

  Property and equipment includes systems leased or available for lease to customers under operating leases typically for periods of short-term duration. Certain leases contain penalties for early cancellation. The cost of the leased systems is depreciated to a zero value on a straight-line basis over useful lives ranging from 5 to 10 years. Accumulated depreciation on leased (or available for lease) systems totaled $6,092,000 as of December 31, 1994.

 Income Taxes

  The operations of the Company are included in consolidated federal income tax returns filed by Anjou's parent. The calculated tax provision approximates the Company's income tax provision which would have been incurred on a stand-alone basis in accordance with Statement of Financial Accounting Standards
(SFAS) No. 109, "Accounting for Income Taxes," subject to certain consolidated return limitations. All federal income tax payables or refunds are made or received by Anjou's parent.

 Goodwill and Other Intangibles

  The Company amortizes goodwill using the straight-line method over periods ranging from 15 to 20 years. Trademarks, patents, customer lists, and other intangible assets are being amortized using the straight-line method over periods ranging from 3 to 6 years.

 Advance from Parent

  The Company has a long-term debt arrangement with Anjou allowing the Company to borrow at the prime rate, as defined. The average prime rate during 1994 was 7.25%. Total interest incurred during 1994 was $1,068,000. Total long-term amounts due Anjou as of December 31, 1994 were $14,695,000.

(2) PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following as of December 31, 1994 (in thousands):

   Land and building................................................... $ 1,178
   Leased systems......................................................  14,901
   Machinery and equipment.............................................   7,929
   Furniture and fixtures..............................................     533
   Leasehold improvements..............................................     863
   Vehicles............................................................     162
                                                                        -------
                                                                         25,566
   Less accumulated depreciation and amortization......................  10,621
                                                                        -------
       Property and equipment, net..................................... $14,945
                                                                        =======

                       POLYMETRICS, INC. AND SUBSIDIARIES

(3)ACCRUED LIABILITIES

  Accrued liabilities consisted of the following as of December 31, 1994 (in thousands):

   Accrued compensation................................................. $1,378
   Self-insurance.......................................................  1,103
   Accrued installation costs...........................................    585
   Accrued warranty.....................................................    292
   Other................................................................    543
                                                                         ------
                                                                         $3,901
                                                                         ------

(4)INCOME TAXES

  The Company records income taxes in accordance with SFAS No. 109. This statement provides for an asset and liability approach under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable.

  Income tax expense (benefit) consisted of the following for the year ending December 31, 1994 (in thousands):

   Current:
     Federal............................................................. $ 154
     State...............................................................    29
                                                                          -----
                                                                            183
                                                                          -----
   Deferred:
     Federal.............................................................  (157)
     State...............................................................   (36)
                                                                          -----
                                                                           (193)
                                                                          -----
                                                                          $ (10)
                                                                          =====

  A reconciliation of income tax benefit at the federal statutory rate to the Company's income tax benefit follows (in thousands):

   Income tax benefit at federal statutory rate......................... $(170)
   Amortization of goodwill.............................................   153
   Other................................................................     7
                                                                         -----
       Income tax benefit............................................... $ (10)
                                                                         =====

  Deferred income taxes reflect the net tax effects at temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

   Deferred tax assets:
     Accounts receivable................................................ $   78
     Inventories........................................................    359
     Accrued compensation...............................................    674
     Foreign tax credits................................................    716
     Other..............................................................     36
     Less valuation allowance for foreign tax credits...................   (716)
                                                                         ------
                                                                          1,147
   Deferred tax liability:
     Property and equipment.............................................  1,101
                                                                         ------
       Net deferred tax asset........................................... $   46
                                                                         ======

                      POLYMETRICS, INC. AND SUBSIDIARIES

(5)EMPLOYEE BENEFIT PLAN

  The Company has a defined contribution 401(k) plan for substantially all of its employees. The terms of the plan call for the Company to contribute half of the employee contribution up to 3% of the eligible employee's salary.

  In 1994, the Company accrued $232,000 to be contributed to the 401(k) defined contribution plan.

(6)COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases office, warehouse, and manufacturing space under noncancelable operating lease agreements that expire on various dates through 1999. The Company's corporate office lease provides for the first two months to be free of rental payments and an option to renew the lease for an additional five years. Rent expense is being recorded on a straight-line basis over the initial lease term of 28 months, resulting in deferred rent for amounts expensed in excess of amounts paid.

  The Company receives sublease rental payments related to former corporate offices, including office equipment, vacated in 1994. Both the sublease and base lease expire in April 1999. Beginning in 1995 and continuing thereafter, the sublease payments exceed the base lease payments. Sublease payments totaled $59,000 during 1994.

  The Company leases industrial water treatment products to customers under short-term operating leases. Future minimum lease obligations and revenues under noncancelable operating leases are as follows (in thousands):

   YEAR ENDING DECEMBER 31                                  OBLIGATIONS REVENUES
   -----------------------                                  ----------- --------
     1995..................................................   $  676     $1,004
     1996..................................................      327        740
     1997..................................................      193        709
     1998..................................................       68        567
     1999..................................................      --         246
     Thereafter............................................      --         987
                                                              ------     ------
                                                              $1,264     $4,253
                                                              ======     ======

  Rent expense was approximately $846,000 for the year ended December 31, 1994.

 Self-Insurance and Postemployment Benefits

  During 1993, the Company adopted SFAS No. 112, Employers' Accounting for Postemployment Benefits Other Than Pensions. Prior to 1993, postemployment benefit expenses were recognized on a pay-as-you-go basis. The Company elected to immediately recognize the cumulative effect of the change in accounting for postemployment benefits during 1993. The adoption of SFAS No. 112 and the related liability are included in the self-insurance accrual discussed below.

  The Company is self-insured up to $250,000 per incident for workers' compensation, general liability and auto liability and maintains a self-insurance accrual related to this exposure, the amount of which is determined through consultation with an actuary. The self-insurance accrual totaled $1,103,000 as of December 31, 1994.

                      POLYMETRICS, INC. AND SUBSIDIARIES

(7)SUBSEQUENT EVENT

  On June 26, 1996 Anjou signed a letter of intent to sell all of the Company's stock to United States Filter Corporation for approximately $60 million. Concurrently, the Company entered into an employment agreement with certain officers at the Company which entitled them to payments, over and above the Company's standard severance package, of approximately $1 million in the event at their termination without cause.

(8)UNAUDITED FINANCIAL INFORMATION

  The consolidated financial statements for the six months ended June 30, 1995 are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring items, considered necessary for a fair presentation have been included. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted from the interim consolidated financial statements. The results of operations for the six months ended June 30, 1995 are not necessarily indicative of the results that may be expected for the year ending December 31, 1995.

(b)

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial data presents the Pro Forma Combined Balance Sheet at June 30, 1995, giving effect to the acquisition of Polymetrics and the acquisition of Interlake as if they had been consummated on that date. Also presented are the Proforma Combined Statements of Operations for the fiscal year ended March 31, 1995 and the three months ended June 30, 1995, after giving effect to the acquisition of Polymetrics and the Company's recent acquisitions of AIW and Interlake which acquisitions were consummated on May 1, 1995 and August 10, 1995, respectively, as if they had been consummated as of the beginning of the respective periods presented. The Company's fiscal year ends on March 31 and Polymetrics', Interlake's and AIW's fiscal years end on December 31. Pro forma data for the year ended March 31, 1995 combines the results of the Company for the year ended March 31, 1995 with the results of Polymetrics, Interlake and AIW for the year ended December 31, 1994, and the pro forma data for the three months ended June 30, 1995 combines the results of each of the Company, Polymetrics and Interlake for such three-month period and includes the one-month period ended April 30, 1995 of AIW, which results are not included in the Company's historical results for such period. The Company's historical results for the three months ended June 30, 1995 include the results of AIW from the date of its acquisition by the Company.

The pro forma data is based on the historical combined statements of the Company. Polymetrics, Interlake, and AIW giving effect to the acquisitions under the purchase method of accounting and the assumptions and adjustments outlined in the accompanying Notes to Pro Forma Combined Financial Information. Under the purchase method of accounting, assets acquired and liabilities assumed will be recorded at their estimated fair value at the date of acquisition. The pro forma adjustments set forth in the following Unaudited Pro Forma Combined Financial Statements are estimates and may differ from the actual adjustments when they become known.

The following Unaudited Pro Forma Combined Financial Data also gives effect to the sale by the Company of $140,000,000 6% Convertible Subordinated Notes due 2005, the repurchase by the Company of 139,518 shares of Series B Convertible Preferred Stock for $4,709,000 and the delivery of $45,000,000 of Subordinated Notes due 2001 in connection with the exercise of certain warrants to purchase 2,500,000 shares of Company common stock on September 18, 1995. The Pro Forma Combined Balance Sheet at June 30, 1995 gives effect to the sale of the convertible subordinated notes, the repurchase of Series B Preferred Stock and the exercise of certain warrants to purchase Common Stock as if the transactions had been consummated on that date. The Pro Forma Combined Statements of Operations for the fiscal year ended March 31, 1995 and the three months ended June 30, 1995 give effect to these transactions as of the beginning of the respective periods presented.

The following Unaudited Pro Forma Combined Financial Statements do not reflect certain cost savings that management believes may be realized following the acquisitions. These savings are expected to be realized primarily through rationalization of operations and implementation of strict cost controls and standardized operating procedures. Additionally, the Company believes the acquisitions will enable it to continue to achieve economies of scale, such as enhanced purchasing power and increased asset utilization. No assurances can be made as to the amount of cost savings, if any, that actually will be realized.

The pro forma data is provided for comparative purposes only. It does not purport to be indicative of the results that actually would have occurred if the acquisitions of Polymetrics, Interlake and AIW had been consummated on the dates indicated or that may be obtained in the future. The pro forma combined financial data should be read in conjunction with the notes thereto and the audited financial statements of Polymetrics and the notes thereto included elsewhere herein, the audited financial statements of Interlake and AIW and the notes thereto incorporated herein by reference and the audited consolidated financial statements of the Company and the notes thereto also incorporated by reference.

                       PRO FORMA COMBINED BALANCE SHEET
                                  (unaudited)

                                                                           June 30, 1995
                                      ------------------------------------------------------------------------------------------
                                                                                                       Pro Forma
                                                                                  -------------------------------------------------
                                                       Historical                 Adjustments
                                         -------------------------------------      Increase        Adjustments
                                          Company     Interlake    Polymetrics     (Decrease)        Reference           Combined
                                         ---------   ----------   ------------    -----------    ----------------       -----------
                                                       (in thousands)
Current assets:
  Cash and cash equivalents.......      $  5,712       $   711       $   538                                               $  6,961
  Short-term investments..........         5,397             -             -          30,502     a (i), (iii), (iv)          35,899
  Accounts receivable, net........       109,373         3,931         9,524                                                122,828
  Cost and estimated earnings in
   excess of billings on uncom-
   pleted contracts...............        30,984             -         2,348                                                 33,332
  Inventories.....................        41,817         1,126         4,187                                                 47,130
  Prepaid expenses................         9,464            71         1,536                                                 11,071
  Deferred taxes..................         3,482             -         1,250                                                  4,732
  Other current assets............         8,849            12             -                                                  8,861
                                        --------       -------       -------                                               --------
       Total current assets ......       215,078         5,851        19,383                                                270,814
                                        --------       -------       -------                                               --------
Property, plant and equipment,
 net..............................       125,026         4,281        15,393                                                144,700
Investment in leasehold interest,
 net..............................        20,930             -             -                                                 20,930
Goodwill, net.....................       133,384             -         2,876          52,089     a (ii)                     188,349
Other assets.....................         18,355             -           310           4,075     a (iii)                     22,740
                                        --------       -------       -------                                               --------
                                        $512,773       $10,132       $37,962                                               $647,533
                                        ========       =======       =======                                               ========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current liabilities:
  Accounts payable...............       $ 41,464       $   412       $ 5,264                                               $ 47,140
  Accrued liabilities............         46,842           903         3,933                                                 51,678
  Current portion of long-term
   debt..........................          1,950             -             -                                                  1,950
  Notes payable..................         30,114             -             -         (30,114)    a (iii)                          -
  Billings in excess of costs and
   estimated earnings on
   uncompleted contracts.........         13,947             -             -                                                 13,947
  Other current liabilities......         10,231             -         1,684                                                 11,915
                                        --------       -------       -------                                               --------
       Total current liabilities..       144,548         1,315        10,881                                                126,630
                                        --------       -------       -------                                               --------
Long-term debt, excluding
 current portion.................          9,165             -             -                                                  9,165
Convertible subordinated debt....        105,000             -             -          95,000     a (iii)                    200,000
Loan payable--Parent.............              -                      14,695         (14,695)    c                                -
Deferred taxes...................          8,028             -         1,221                                                  9,249
Other liabilities................          4,414             -           166                                                  4,580
                                        --------       -------       -------                                               --------
       Total liabilities.........        271,155         1,315        26,963                                                349,624
                                        --------       -------       -------                                               --------
Shareholders' equity:
  Convertible preferred stock....         24,712             -             -          (2,641)    a (iv)                      22,071
  Common stock...................            222             -           200            (168)    a (i), (v), b                  254
  Additional paid-in capital.....        230,591          8,817       14,774          35,309     a (i), (iv), (v), b, c     289,491
  Translation adjustment.........            947             -             -                                                    947
  Accumulated deficit............        (14,854)            -        (3,975)          3,975     b                          (14,854)
                                        --------       -------       -------                                               --------
       Total shareholders'
         equity..................        241,618         8,817        10,999                                                297,909
                                        --------       -------       -------                                               --------
                                        $512,773       $10,132       $37,962                                               $647,533
                                        ========       =======       =======                                               ========

The accompanying notes are an integral part of these pro forma combined financial data.

                  Pro Forma Combined Statement of Operations
                                     (Unaudited)

                                                                      Fiscal Year Ended March 31, 1995
                                      --------------------------------------------------------------------------------------------
                                                                                                          Pro Forma
                                                                                        -------------------------------------------
                                                       Historical                        Adjustments
                                      -----------------------------------------------      Increase        Adjustments
                                       Company     AIW      Intertake     Polymetrics     (Decrease)        Reference     Combined
                                      ---------  --------   ---------     -----------    ------------      -----------    ---------
                                                                   (in thousands, except per share data)
Revenues                              $272,032    $43,929     $21,596         $40,734                                      $378,291
Cost of sales                          193,432     30,789      12,137          25,705          2,365           d (i)        264,428
Depreciation and amortization              -        8,650          -               -          (8,650)          d (i)             -
                                      --------    -------     -------         -------                                      --------
     Gross profit                       78,600      4,490       9,459          15,029                                       113,863

Selling, general and
  administrative expenses               64,015      6,070       6,766          14,461          8,443           d (i)         99,755
                                      --------    -------     -------         -------                                      --------
     Operating income (loss)            14,585     (1,580)      2,693             568                                        14,108
                                      --------    -------     -------         -------                                      --------

Other income (expense):
     Interest expense                   (5,384)    (1,830)         -           (1,068)        (3,118)         d (ii)        (11,400)
     Other                               1,787                    (70)             -           1,350          d (iii)         3,067
                                      --------    -------     -------         -------                                      --------
                                        (3,597)    (1,830)        (70)         (1,068)                                       (8,333)
                                      --------    -------     -------         -------                                      --------
     Income (loss) before
       income taxes                     10,988     (3,410)      2,623            (500)                                        5,775

Provision (benefit) for
  income taxes                           2,657         -           -              (10)        (1,265)         d (iv)          1,382
                                      --------    -------     -------         -------                                      --------
     Net income (loss)                $  8,331    $(3,410)    $ 2,623         $  (490)                                     $  4,393
                                      ========    =======     =======         =======                                      ========

     Net income per common share      $  0.51                                                                              $   0.20
                                      =======                                                                              ========
Weighted average number of
 shares outstanding                    15,026                                                                                18,232
                                      =======                                                                              ========

The accompanying notes are an integral part of these pro forma combined financial data.

                  Pro Forma Combined Statement of Operations
                                     (Unaudited)

                                                                     Three Months Ended June 30, 1995
                                      --------------------------------------------------------------------------------------------
                                                                                                          Pro Forma
                                                                                        -------------------------------------------
                                                       Historical                        Adjustments
                                      -----------------------------------------------      Increase        Adjustments
                                      Company      AIW      Interlake     Polymetrics     (Decrease)        Reference     Combined
                                      -------     ------    ---------     -----------   -------------      -----------    ---------
                                                                             (in thousands, except per share data)
Revenues                              $91,539     $3,601       $5,367         $15,229                                      $115,736
Cost of sales                          63,665      2,497        3,218          11,549            472           d (i)         81,401
Depreciation and amortization              -         481           -               -            (481)          d (i)             -
                                      -------     ------       ------         -------                                      --------
     Gross profit                      27,874        623        2,149           3,680                                        34,335

Selling, general and
  administrative expenses              21,626        524        1,546           2,978            387           d (i)         27,061
                                      -------     ------       ------         -------                                      --------
     Operating income                   6,248         99          603             702                                         7,274
                                      -------     ------       ------         -------                                      --------

Other income (expense):
     Interest expense                  (2,435)        -            -             (286)          (129)          d (ii)        (2,850)
     Other                                726         -            -               -             338           d (iii)        1,064
                                      -------     ------       ------         -------                                      --------
                                       (1,709)        -            -             (286)                                       (1,786)
                                      -------     ------       ------         -------                                      --------

     Income before income taxes         4,539         99          603             416                                         5,488

Provision for income taxes              1,180         -            -              217            30            d (iv)         1,427
                                      -------     ------       ------         -------                                      --------
     Net income                       $ 3,359     $   99       $  603         $   199                                      $  4,061
                                      =======     ======       ======         =======                                      ========

     Net income per common share      $  0.16                                                                              $   0.17
                                      =======                                                                              ========
Weighted average number of
 shares outstanding                    20,002                                                                                23,208
                                      =======                                                                              ========

The accompanying notes are an integral part of these pro forma combined financial data.

               NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION

a. The pro forma combined balance sheet has been prepared to reflect the pending acquisition by the Company of Polymetrics and the acquisition of Interlake for aggregate estimated purchase prices comprised of the following:

                                        (in thousands)
     Polymetrics:
          Cash                      $50,000
          Common stock                9,000         59,000
                                    -------
     Interlake
          Cash                       20,000
          Common stock                7,000         27,000
                                    -------
     Estimated transaction costs                       600
                                                    ------
                                                    86,600
                                                    ======

     The estimated tangible net assets, as adjusted, of Polymetrics and Interlake are assumed to be $25,694,000 and $8,817,000, respectively. The difference between the estimated purchase prices and the estimated fair values of the net assets of Polymetrics and Interlake is approximately $52,089,000, which has been recorded as costs in excess of net assets of businesses acquired attributable to the acquisitions in the accompanying pro forma combined balance sheet.

     On September 18, 1995, the Company (i) sold $140,000,000 6% Convertible Subordinated Notes due 2005, (ii) repurchased 139,518 shares of Series B Convertible Preferred Stock for $4,709,000, and (iii) issued 2,500,000 shares of Company common stock to effect the exercise of warrants to purchase common stock in exchange for the delivery to the Company of $45,000,000 of Subordinated Notes due 2001.

     The pro forma combined balance sheet has been adjusted to reflect the above as follows:

          (i) To record the issuance of common stock and estimated transaction costs related to the acquisitions of Polymetrics and Interlake;

          (ii) To adjust goodwill for the difference between the estimated purchase prices and the estimated fair values of the net assets acquired;

          (iii) To record the net proceeds from the sale of $140,000,000 of 6% Convertible Subordinated Notes due 2005 and the application of the net proceeds therefrom, which results in a reduction of notes payable of $30,114,000 and an increase in other assets of $4,075,000 representing deferred expenses of the sale of the Notes.

          (iv) To record the repurchase by the Company of 139,518 shares of Series B Convertible Preferred Stock for $4,709,000.

          (v) To record the effect of the delivery of $45,000,000 of Subordinated Notes due 2001 in connection with the exercise of certain warrants to purchase 2,500,000 shares of Company common stock.

b. The pro forma combined balance sheet has been adjusted to eliminate the equity of Polymetrics and Interlake.

c. The pro forma combined balance sheet has been adjusted to eliminate the net loan payable of Polymetrics to its parent company.

d. For the fiscal year ended March 31, 1995, the historical results of operations of Polymetrics, Interlake and AIW reflect their operation for the twelve months ended December 31, 1994. The pro forma data for the three months ended June 30, 1995 combines the results of each of the Company, Polymetrics and Interlake for such three-month period and includes the one-month period ended April 30, 1995 of AIW, which results are not included in the Company's historical results for such period. The Company's historical results for the three months ended June 30, 1995 include the results of AIW from the date of its acquisition by the Company. The pro forma combined statements of operations give effect to the following pro forma adjustments as follows:

                                                                    Fiscal Year       Three Months
                                                                       Ended              Ended
                                                                     March 31,           June 30,
                                                                        1995               1995
                                                                    ------------       ------------
                                                                             (In thousands)
     (i)   Selling, general and administrative expenses:

              -  To allocate AIW's depreciation and
                 amortization between cost of sales and selling,
                 general and administrative expenses                    $   610               $   9

              -  To allocate a portion of AIW's cost of sales
                 to selling, general and administrative expenses
                 for consistency with Company historical
                 presentation.                                            5,675                  -

              -  To adjust goodwill amortization, which will be
                 amortized over 40 years                                  2,158                 378
                                                                        -------               -----
                                                                        $ 8,443               $ 387
                                                                        =======               =====

     (ii)  To adjust interest expense related to the sale of
           $140,000,000 of 6% Convertible Subordinated Notes
           and the delivery of $45,000,000 of Subordinated
           Notes due 2001, net of interest expense recorded
           by AIW and Polymetrics.                                      $(3,118)              $(129)
                                                                        =======               =====

     (iii) To adjust other income for the effect of the interest income related to the increase in short-term
           investments resulting from the sale of the Notes.            $ 1,350               $ 338
                                                                        =======               =====

     (iv)  To adjust the provision for income taxes to
           reflect the combined results of operations.                  $(1,265)              $  30
                                                                        =======               =====